UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — April 27, 2007 (April 27, 2007)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 5.02(e) Entry into Material Compensatory Agreement.

On April 27, 2007, MDC Partners Inc. (the “Company”) entered into a new Management Services Agreement (the “Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Miles Nadal will continue to provide services to the Company as its Chief Executive Officer. Mr. Nadal’s prior services agreement with the Company was scheduled to expire on October 31, 2007, subject to one-year annual renewals. The Company wished to enter into a new agreement and would have been required to give notice of non-renewal of the prior services agreement by April 30, 2007, requiring it to pay a termination fee equal to two times the annual retainer and additional fees under the original agreement.

The Agreement has a three-year term with automatic one-year extensions. Pursuant to the Agreement, the base compensation for Mr. Nadal’s services will continue through 2007 at the current rate of $950,000, with annual increases of $25,000 in each of 2008 and 2009. The Agreement also provides for an annual bonus with targeted payout of up to 250% of the base compensation. The Company will also make an annual cash payment of $500,000 in respect of retirement benefits, employee health benefits and perquisites and may, in the discretion of the Compensation Committee, grant equity incentives with a targeted grant-date value of up to 300% of his then current retainer. If Mr. Nadal’s services are terminated by the Company without “cause” or by Nadal Management, Inc. for “good reason” (each as defined in the Agreement), the Company will make a lump sum cash payment equal to three times the sum of the annual retainer, average bonus amount for the past three years and the benefit/perquisites allowance, as well as a pro-rata bonus for the calendar year in which his employment terminates, and three-years of continued vesting of outstanding equity incentive awards.

In full satisfaction and settlement of any obligations the Company may have had as a result of the non-renewal of the prior services agreement, and as an incentive to enter into the Agreement, the Company paid a one-time non-renewal fee of $3.5 million upon execution of the Agreement. The proceeds from this non-renewal payment were used to repay an outstanding loan from the Company. In addition, the proceeds of other amounts that may be paid under the Agreement will be used to prepay certain other outstanding loans as follows: (a) $100,000(Cdn) per year out of any annual bonuses, (b) 1/3 of the after-tax amount of the proceeds from any equity incentive awards and (c) 1/3 of the after-tax amount of any severance payments under the Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: April 27, 2007	MDC Partners Inc.

	By:	/s/ Mitchell Gendel Mitchell Gendel General Counsel & Corporate Secretary